Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of LML Payment Systems Inc., and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Digital River, Inc.

Dated: September 28, 2012	/s/ Stefan B. Schulz

Name: Stefan B. Schulz
Title: Chief Financial Officer

LML Acquisition Corp.

Dated: September 28, 2012	/s/ Stefan B. Schulz

Name: Stefan B. Schulz

Title: Chief Financial Officer

Schedule A

The following tables set forth the name, present principal occupation or employment (along with the name, principal business and address of any corporation or other organization in which such employment is conducted) and citizenship of each director and executive officer of Digital River and Merger Sub. The country of citizenship of each director and executive officer is the United States of America, the business address of each director and executive officer of Digital River is: c/o Digital River, Inc., 10380 Bren Road West, Minneapolis, Minnesota 55343 and the business address of each director and executive officer of Merger Sub is c/o Digital River, Inc., 10380 Bren Road West, Minneapolis, Minnesota 55343.

Board of Directors — Digital River, Inc.

Name	Principal Occupation or Employment
Joel A. Ronning	Chief Executive Officer, Digital River, Inc.

Thomas F. Madison	President and Chief Executive Officer, MLM Partners

Cheryl F. Rosner	Independent Consultant

Douglas M. Steenland	Former President and Chief Executive Officer, Northwest Airlines Corporation

Perry W. Steiner	Managing Partner, Arlington Capital Partners

Alfred F. Castino	Independent Consultant

Timothy J. Pawlenty	Chief Executive, Financial Services Roundtable

Executive Officers — Digital River, Inc.

(Other than Directors)

Name	Title
Thomas M. Donnelly	President and Chief Operating Officer

Kevin L. Crudden	Senior Vice President and General Counsel

Stefan B. Schulz	Chief Financial Officer and Treasurer, Digital River, Inc.

Board of Directors — LML Acquisition Corp.

Name	Principal Occupation or Employment
Joel A. Ronning	Chief Executive Officer, Digital River, Inc.

Stefan B. Schulz	Chief Financial Officer and Treasurer, Digital River, Inc.

Executive Officers - LML Acquisition Corp.

(Other than Directors)

Name	Title
Joel A. Ronning	Chief Executive Officer, Digital River, Inc.

Stefan B. Schulz	Chief Financial Officer and Treasurer, Digital River, Inc.

Kevin L. Crudden	Senior Vice President and General Counsel, Digital River, Inc.